RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Bradley S. Vizi
Pennsauken, NJ 08109	info@rcmt.com	Executive Chairman
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2019 RESULTS

Pennsauken, NJ – March 4, 2020 -- RCM Technologies, Inc. (NasdaqGM: RCMT), a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced engineering, specialty health care and information technology services, today announced financial results for the thirteen and fifty-two week periods ended December 28, 2019.

RCM Technologies reported revenue of $48.6 million for the thirteen week period ended December 28, 2019 (the current period), a 12.2% decrease as compared to $55.3 million for the thirteen week period ended December 29, 2018 (the comparable prior year period). Gross profit was $12.7 million for the current period, a 2.9% decrease as compared to $13.0 million for the comparable prior year period.  The Company experienced GAAP operating income of $2.0 million for the current period, as compared to $1.6 million for the comparable prior year period.  GAAP net income was $1.0 million, or $0.08 per diluted share, for the current period as compared to $0.6 million, or $0.05 per diluted share, for the comparable prior year period.

RCM Technologies reported revenue of $191.1 million for the fifty-two week period ended December 28, 2019 (the current period), a 4.6% decrease as compared to $200.4 million for the fifty-two week period ended December 29, 2018 (the comparable prior year period). Gross profit was $48.6 million for the current period, a 1.5% decrease as compared to $49.3 million for the comparable prior year period.  The Company experienced GAAP operating income of $6.6 million for the current period, as compared to $5.4 million for the comparable prior year period.  GAAP net income was $4.1 million, or $0.31 per diluted share, for the current period as compared to $2.7 million, or $0.22 per diluted share, for the comparable prior year period.

The Company had adjusted EBITDA (non-GAAP) of $2.4 million for the thirteen week period ended December 28, 2019, a 4.8% decrease as compared to $2.6 million for the comparable prior year period.  The Company had adjusted EBITDA (non-GAAP) of $8.2 million for the fifty-two week period ended December 29, 2018, a 8.1% decrease as compared to $8.9 million for the comparable prior year period.  A reconciliation of adjusted EBITDA (non-GAAP) to EBITDA (non-GAAP) and net income (GAAP) can be found on the fourth page of this press release.

Bradley Vizi, Executive Chairman of RCM Technologies, commented, “Our Specialty Healthcare Group had a strong 2019, setting the stage to deliver what we anticipate will be another record year in 2020. Our Information Technology group delivered profitable growth in 2019 while making investments to position the business for long-term success. While we are disappointed with the performance of Engineering, we believe we have repositioned the business to begin to deliver sustainable growth in fiscal 2020 and beyond. In particular, our strategy of focusing on major utilities and OEMs that have one billion dollar plus capital spending budgets in growing markets is starting to bear fruit.”

Kevin Miller, Chief Financial Officer of RCM Technologies, added, “We expect cash flow from operations to exceed $10 million in fiscal 2020. We believe we will materially deleverage the business in 2020, especially in the first half. We are already making good progress in the first quarter.”

Conference Call
On Thursday, March 5, 2020, RCM Technologies will host a conference call to discuss these results. The call will begin at 10:00 a.m. Eastern Time.  The dial-in number is (866) 403-9129.

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services.  RCM is an innovative leader in the delivery of these solutions to commercial and government sectors.  RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities. RCM’s offices are located in major metropolitan centers throughout North America.  Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements.  These statements often include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “plan,” “seek,” “could,” “can,” “should,” “are confident” or similar expressions.  In addition, statements that are not historical should also be considered forward-looking statements. These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances.  Forward-looking statements include, but are not limited to, those relating to demand for the Company’s services, expectations regarding our future revenues and other financial results, our pipeline and potential project wins and our expectations for growth in our business. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.  Risk, uncertainties and other factors may emerge from time to time that could cause the Company’s actual results to differ from those indicated by the forward-looking statements. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.

Tables to Follow

RCM Technologies, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
 (In Thousands, Except Per Share Amounts)

	Thirteen Week Periods Ended
	December 28, 2019	December 29, 2018
Revenue	$48,550	$55,271
Cost of services	35,893	42,239
Gross profit	12,657	13,032
Selling, general and administrative	10,225	10,477
Depreciation and amortization of property and equipment	317	326
Amortization of acquired intangible assets	80	85
Severance, professional fees and other charges	-	200
Tax credit professional fees	47	371
Operating income	1,988	1,573
Other expense, net	(470)	(517)
Income before income taxes	1,518	1,056
Income tax expense	509	457
Net income	$1,009	$599

Diluted net earnings per share data	$0.08	$0.05

	Fifty-Two Week Periods Ended
	December 28, 2019	December 29, 2018
Revenue	$191,100	$200,352
Cost of services	142,508	151,042
Gross profit	48,592	49,310
Selling, general and administrative	40,390	40,386
Depreciation and amortization of property and equipment	1,261	1,442
Amortization of acquired intangible assets	327	125
Severance, professional fees and other charges	-	1,571
Tax credit professional fees	47	371
Operating income	6,567	5,415
Other expense, net	(1,745)	(1,507)
Income before income taxes	4,822	3,908
Income tax expense	764	1,193
Net income	$4,058	$2,715

Diluted net earnings per share data	$0.31	$0.22

RCM Technologies, Inc.
Summary Consolidated Selected Balance Sheet Data
 (In Thousands)

	December 28, 2019	December 29, 2018
	(Unaudited)
Cash and cash equivalents	$1,847	$482
Accounts receivable, net	$59,760	$52,335
Total current assets	$70,657	$58,811
Total assets	$96,173	$81,510
Total current liabilities	$21,408	$23,188
Borrowing under line of credit	$34,761	$27,540
Net debt (borrowings less cash)	$32,914	$27,058
Total liabilities	$63,770	$54,311
Stockholders’ equity	$32,403	$27,199

RCM Technologies, Inc.
Supplemental Operating Results on a Non-GAAP Basis
(Unaudited)
(In Thousands)

The following non-GAAP data, which adjusts for the categories of expenses described below, is a non-GAAP financial measure.  Our management believes that this non-GAAP financial measure is useful information for investors, shareholders and other stakeholders of our Company in gauging our results of operations on an ongoing basis.  We believe that EBITDA and Adjusted EBITDA are performance measures and have provided a reconciliation between net income and EBITDA and Adjusted EBITDA.  Neither EBITDA nor Adjusted EBITDA should be considered as an alternative to net income as an indicator of performance.  In addition, neither EBITDA nor Adjusted EBITDA takes into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.  We do not intend the presentation of these non-GAAP measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP.  These non-GAAP measures should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

The following unaudited table presents the Company's GAAP net income measure and the corresponding adjustments used to calculate “EBITDA” and “Adjusted EBITDA” for the thirteen and fifty-two week periods ended December 28, 2019 and December 29, 2018.

	Thirteen Week Periods Ended		Fifty-Two Week Periods Ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
GAAP net income	$1,009	$599	$4,058	$2,715
Income tax expense	509	457	764	1,193
Interest expense	419	396	1,695	1,367
Imputed interest on contingent consideration	21	104	61	104
Depreciation of property and equipment	317	326	1,261	1,442
Amortization of acquired intangible assets	80	85	327	125
EBITDA (non-GAAP)	$2,355	$1,967	$8,166	$6,946

Adjustments
Severance, professional fees and other charges	-	200	-	1,571
Tax credit professional fees	47	371	47	371
Loss (gain) on foreign currency transactions	30	17	(11)	36
Adjusted EBITDA (non-GAAP)	$2,432	$2,555	$8,202	$8,924

RCM Technologies, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In Thousands)

	Thirteen Week Periods Ended
	December 28, 2019	December 29, 2018
Net income	$1,009	$599
Adjustments to reconcile net income to cash used in operating activities	1,945	2,167
Changes in operating assets and liabilities:
Accounts receivable	(2,442)	(6,017)
Prepaid expenses and other current assets	(1,128)	423
Net of transit accounts receivable and payable	(1,216)	(156)
Accounts payable and accrued expenses	281	1,240
Accrued payroll and related costs	644	430
Right of use assets and liabilities	(9)	-
Income taxes payable	8	(814)
Total adjustments	(1,917)	(2,727)
Cash used in operating activities	(908)	(2,128)

Net cash used in investing activities	(67)	(1,160)
Net cash provided by financing activities	2,467	3,081
Effect of exchange rate changes	(38)	(21)
Increase (decrease) in cash and cash equivalents	$1,454	($228)

	Fifty-Two Week Periods Ended
	December 28, 2019	December 29, 2018
Net income	$4,058	$2,715
Adjustments to reconcile net income to cash used in operating activities	3,881	4,694
Changes in operating assets and liabilities:
Accounts receivable	(7,626)	(7,681)
Prepaid expenses and other current assets	(645)	(170)
Net of transit accounts receivable and payable	(293)	(1,716)
Accounts payable and accrued expenses	(3,085)	1,021
Accrued payroll and related costs	(1,342)	1,335
Right of use assets and liabilities	236	-
Income taxes payable	38	(262)
Total adjustments	(8,836)	(2,779)
Cash used in operating activities	(4,778)	(64)

Net cash used in investing activities	(363)	(2,583)
Net cash provided by financing activities	6,627	346
Effect of exchange rate changes	(121)	(68)
Increase (decrease) in cash and cash equivalents	$1,365	($2,369)

RCM Technologies, Inc.
Summary of Selected Income Statement Data
(Unaudited)
(In Thousands)

	Thirteen Week Period Ended December 28, 2019
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$15,095	$25,043	$8,412	$48,550
Cost of services	10,729	19,069	6,095	35,893
Gross profit	$4,366	$5,974	$2,317	$12,657
Gross profit margin	28.9%	23.9%	27.5%	26.1%

	Thirteen Week Period Ended December 29, 2018
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$23,666	$23,064	$8,541	$55,271
Cost of services	17,782	18,038	6,419	42,239
Gross profit	$5,884	$5,026	$2,122	$13,032
Gross profit margin	24.9%	21.8%	24.8%	23.6%

	Fifty-Two Week Period Ended December 28, 2019
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$67,873	$89,348	$33,879	$191,100
Cost of services	49,395	68,464	24,649	142,508
Gross profit	$18,478	$20,884	$9,230	$48,592
Gross profit margin	27.2%	23.4%	27.2%	25.4%

	Fifty-Two Week Period Ended December 29, 2018
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$86,078	$83,663	$30,611	$200,352
Cost of services	63,488	64,860	22,694	151,042
Gross profit	$22,590	$18,803	$7,917	$49,310
Gross profit margin	26.2%	22.5%	25.9%	24.6%